EXHIBIT 5.1

Infobird Co., Ltd	D +852 3656 6054/ +852 3656 6061
E nathan.powell@ogier.com/ florence.chan@ogier.com

Reference: FYC/AGC/505782.00001

22 December 2023

Infobird Co., Ltd (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s prospectus supplement (the Prospectus Supplement) dated 22 December 2023 to the Company’s prospectus dated 1 February 2023, which was included in the Company’s Registration Statement on Form F-3 (File No. 333-268993) filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act).

The Prospectus Supplement relates to, among other things, the issuance and sale of up to US$20,000,000 of ordinary shares of US$0.05 par value each of the Company (the Ordinary Shares) and 471,698 additional Ordinary Shares (collectively, the Offer Shares) to Fundex SPC-Fundora SP (the Investor) by the Company pursuant to a securities purchase agreement dated 22 December 2023 entered into between the Company and the Investors (the Securities Purchase Agreement) as stated in the Prospectus Supplement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 25 March 2020 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the fifth amended and restated memorandum and articles of association of the Company adopted by special resolutions dated 15 November 2023 and filed with the Registrar on 17 November 2023 (the Memorandum and Articles, respectively);

(c)	a certificate of good standing dated 20 December 2023 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the register of directors and officers of the Company as at 26 April 2023 (the Register of Directors);

(e)	the listed register of members of the Company provided to us on 22 December 2023showing the total issued shares of the Company as at 21 December 2023 as 7,477,111 Ordinary shares (the Listed Register of Members, and together with the Register of Directors, the Registers);

(f)	a certificate dated 22 December 2023 as to certain matters of fact signed by a director of the Company (the Director’s Certificate);

(g)	a copy of the written resolutions of all of the directors of the Company dated 22 December 2023 (the Board Resolutions);

(h)	the securities purchase agreement by and among the Company and the Investor dated 22 December 2023 (the SPA); and

(i)	the Prospectus Supplement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Prospectus Supplement are true and correct copies and the Prospectus Supplement conform in every material respect to the latest drafts of the same produced to us and, where the Prospectus Supplement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions remains in full force and effect and will not be rescind or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transaction and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Securities Purchase Agreement which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(a)	upon issue of the Offer Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(b)	the Company is, and after issue of the Offer Shares will be, able to pay its liabilities as they fall due;

(c)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(d)	the Company will issue the Offer Shares in furtherance of its objects as set out in its Memorandum;

(e)	the Company will have sufficient authorized but unissued share capital to effect the issue of any of the Offer Shares at the time of issuance;

(f)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Offer Shares and none of the Offer Shares have been offered or issued to residents of the Cayman Islands; and

(g)	all necessary corporate action will be taken to authorize and approve any issuance of Offer Shares and the terms of the offering of such Offer Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Authorized Share capital

(b)	The authorised share capital of the Company is US$25,000,000,000 divided into 50,000,000,000 ordinary shares of US$0.50 par value each.

Valid Issuance of Offer Shares

(c)	The execution, delivery and performance of the Securities Purchase Agreement by the Company, including the issue of the Offer Shares, have been authorised by and on behalf of the Company and, upon due execution and unconditional delivery of the Securities Purchase Agreement by any director or authorised person for and on behalf of the Company, the Securities Purchase Agreement will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with the terms thereon.

(d)	The Offer Shares being proposed for issuance and offering to the Investor pursuant to the Securities Purchase Agreement have been duly authorised, and when allotted and issued against payment in full of the consideration therefor in accordance with the terms of the Securities Purchase Agreement, the Board Resolutions and the Memorandum and Articles, will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Prospectus Supplement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Prospectus Supplement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

7	We hereby consent to the filing of this opinion as an exhibit to Form 6-K disclosing the Securities Purchase Agreement which is incorporated into the Prospectus Supplement and to the reference to our firm under the headings “Legal Matters” of the Prospectus Supplement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Prospectus Supplement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the resale of the Offer Shares and the offer and sale of the Securities while the Prospectus Supplement is effective.

Yours faithfully

Ogier